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                                                                  EXHIBIT 10.21


                     CONFIDENTIAL PORTIONS HAVE BEEN OMITTED
                 BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT
        PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933 AND HAVE BEEN
                      SEPARATELY FILED WITH THE COMMISSION


                          LICENSE AND SUPPLY AGREEMENT

This License and Supply agreement ("Agreement") dated as of the 11th day of January, 1999 ("Effective Date") between EPOCH PHARMACEUTICALS, INC., 12277 134th Court NE, Suite 100, Redmond, WA ("Epoch") and THE PERKIN-ELMER CORPORATION, having its PE Biosystems Division at 850 Lincoln Centre Drive, Foster City, CA 94404 ("Perkin-Elmer").

                     ARTICLE I. BACKGROUND OF THE AGREEMENT

1.01 Epoch represents that it has rights under certain patents pertaining to oligonucleotides having a minor-groove binding moiety covalently attached thereto ("MGB Oligonucleotide"), and methods for making and using such MGB Oligonucleotides.

1.02 Perkin-Elmer wishes to acquire exclusive and non-exclusive licenses, depending on fields of use, under such patents.

1.03 Epoch represents that it has certain know-how relating to the synthesis of MGB Oligonucleotides, and the design of sequence-specific probes comprising such oligonucleotides.

1.04 Perkin-Elmer wishes to have Epoch supply (i) MGB Oligonucleotides and intermediate compounds useful for making MGB Oligonucleotides, and (ii) information with respect to chemical synthesis and purification know-how relating to the production of MGB Oligonucleotides using such intermediate compounds.

                             ARTICLE II. DEFINITIONS

2.01 "AFFILIATES" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement, as the case may be, to the extent of at least fifty percent of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.



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2.02     "NET SALES" means (1) with respect to sales by a Party, or an Affiliate of a Party, to non-affiliated third party purchasers, the actual amount of gross sales of Licensed Product(s) to a third party, less: trade, cash and quantity discounts granted at the time invoiced, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs (except income taxes), tariffs, duties and similar governmental charges paid, to the extent included in gross sales price, (2) with respect to sales by a Party made to any Affiliate or to any person, firm or corporation enjoying a special course of dealing with a Party, the Net Sales will be determined based on the first resale in a bona fide arms-length transaction of Licensed Product(s) by such Affiliate, person, firm or corporation to third parties, and (3) with respect to Licensed Product(s) which are used by a Party, or an Affiliate of a Party, to supply services or information to a third party for commercial purposes, or are otherwise disposed of, the Net Sales will be determined as if such Licensed Product(s) had been sold at the average Net Sales for such Licensed Product(s) during the past one hundred and twenty days prior to the supply of such services or information.

2.03 "LICENSE YEAR" means the twelve month period beginning on the first day of January, April, July or October next following the Effective Date, and each twelve month period thereafter, except that the first License Year will include the period from the Effective Date to the first day of the twelve month period.

2.04 "PARTY" means Epoch or Perkin-Elmer and, when used in the plural, will mean Epoch and Perkin-Elmer.

2.05 "LICENSED PATENT" means U.S. Patent No. 5,801,155 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued September 1, 1998, including any Related Patent.

2.06 "RELATED PATENT" means any patent or patent application owned, held, or otherwise controlled, in whole or in part by Epoch that (1) discloses and/or claims substantially the same subject matter as a Licensed Patent, (2) discloses and/or claims improvements to inventions disclosed or claimed in a Licensed Patent and requires rights under the Licensed Patent to exploit such improvements, (3) claims priority to, a Licensed Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, (4) is a parent of U.S. Patent No. 5,801,155, and/or (5) any foreign equivalents of a Licensed Patent or any patent or patent application in (1), (2), (3) or (4) above.


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2.07     "LICENSED PRODUCT" means any product for use in the Exclusive Licensed
         Field or the Non-Exclusive Licensed Field (i) which, but for the license granted hereunder, manufacture, use or sale thereof would infringe at least one Valid Claim of a Licensed Patent, or (ii) which otherwise uses, incorporates or was developed or manufactured using Licensed Know-How.

2.08 "MGB OLIGONUCLEOTIDE" means Licensed Product comprising an oligonucleotide having a minor-groove binding moiety covalently attached thereto, and, at Perkin-Elmer's option, further comprising [*]. A Purified MGB Oligonucleotide means an MGB Oligonucleotide that is at least [*] pure based on the HPLC assay specified in Exhibit B.

2.09 "MGB INTERMEDIATE" means Licensed Product consisting of intermediates useful for the synthesis of an MGB Oligonucleotide, including but not limited to [*] . The identity of a MGB Intermediate will be confirmed based on an assay specified in Exhibit B.

2.10 "PURCHASED PRODUCT" means MGB Intermediate or MGB Oligonucleotide purchased from Epoch by Perkin-Elmer.

2.11 "PROBE UNIT" means that amount of MGB Intermediate required to make [*] of a single Purified MGB Oligonucleotide, or [*] of a single Purified MGB Oligonucleotide, as defined in Exhibit B.

2.12 "KITS" means products containing MGB Oligonucleotides packaged with other materials and reagents, such other reagents including but not limited to enzymes, reaction buffers and nucleotide triphosphates. Also included within the definition of Kits are microfluidic devices containing or packaged with MGB Oligonucleotides.

2.13     "BARE PROBE" means a MGB Oligonucleotide provided alone.

2.14 "VALID CLAIM" means a claim of a Licensed Patent (or pending application included in the Related Patents) which has not been held permanently invalid or otherwise unenforceable by a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, or has not otherwise finally been held unpatentable by an appropriate administrative agency, unappealable or unappealed within the time allowed for appeal.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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2.15     "EXCLUSIVE LICENSED FIELD" means  the  5'-Nuclease Assay Field.

2.16 "REAL-TIME NUCLEIC ACID AMPLIFICATION MONITORING FIELD" means the monitoring of a polymerase chain reaction by detecting a change in a magnitude of a detectable signal as a function of reaction cycle practiced outside of the HIVD Field only.

2.17 "5'-NUCLEASE ASSAY FIELD" means the detection of a nucleic acid sequence based on the cleavage of a nucleic acid probe that is hybridized to the nucleic acid sequence by a 5' to 3' nuclease activity of a polymerase enzyme, as generally described in U.S. Patent No. 5,487,972, practiced outside of the HIVD Field only.

2.18 "NON-EXCLUSIVE LICENSED FIELD" means (1) use of MGB Oligonucleotides as ligation probes in an oligonucleotide ligation assay, generally as described in U.S. Patent No. 4,883,750; (2) use of MGB Oligonucleotides in an assay employing a [*]; (3) use of MGB Oligonucleotides as primers in a primer extension reaction, including but limited to a PCR reaction or a DNA sequencing reaction, and (4) use of MGB Oligonucleotides in the Real-Time Nucleic Acid Monitoring Field, to the extent that (1),
         (2), (3) and (4) are practiced outside of the Exclusive Licensed Field and practiced outside of the HIVD Field.

2.19 "PERKIN-ELMER DNA SYNTHESIS AND PURIFICATION PATENTS" means U.S. Patent Nos. 4,997,927 (GBF), 4,458,066, 5,132,418, 5,153,319, 4,973,679
         (Caruthers Process), and 4,415,732, 4,668,777, 4,500,707 (Caruthers
         Reagents), including any Related Patent.

2.20 "HUMAN IN VITRO DIAGNOSTICS FIELD" ("HIVD Field") means products and processes for the measurement of attributes, characteristics, diseases, traits or other conditions of a human being for the medical management of that human being.

2.21 "LICENSED KNOW-HOW" means trade secrets, technical information, experimental data, software and other knowledge now existing and controlled by Epoch with respect to chemical synthesis and purification relating to the production of MGB Oligonucleotide using MGB Intermediate, as described in Section 5.04 and Exhibit C, to the extent that such information, data, software and knowledge is not publicly available.


*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.



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2.22     "CONFIDENTIAL INFORMATION" means information received by one Party
         (Receiving Party) from the other Party (Disclosing Party) (1) that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party, or is treated by the disclosing Party as confidential, (2) is identified at the time of disclosure as "CONFIDENTIAL" and, (3) in the case of disclosures in non-written form, is identified in writing within thirty (30) days as confidential. Notwithstanding the above, Confidential Information will not include any information which:

         (1) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the recipient; or

         (2) can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

         (3) can be demonstrated to have been rightfully received by the recipient from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

         (4) will be required for disclosure to any governmental regulatory agencies pursuant to approval for use, provided the Disclosing Party is given reasonable notice of such proposed disclosure and, if requested by the Disclosing Party, the Receiving Party uses reasonable efforts to maintain the confidentiality of such information in such governmental submission; or

         (5) is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

         (6) is published by a governmental agency as part of the normal patent filing and prosecution process.

                           ARTICLE III. LICENSE GRANT

3.01 Exclusive License. Epoch hereby grants to Perkin-Elmer a world-wide exclusive license under Licensed Patents and Licensed Know-How to make, use, offer to sell, sell and import Licensed Products in the Exclusive Licensed Field.


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3.02     Non-Exclusive License. Epoch hereby grants to Perkin-Elmer a world-wide non-exclusive license under Licensed Patents and Licensed Know-How to make, use, offer to sell, sell and import Licensed Products in the Non-Exclusive Licensed Field.

3.03 Sublicenses. Perkin-Elmer will have no right to sublicense its license rights granted hereunder.

3.04 Restrictions. Perkin-Elmer will not knowingly sell, market, make or have made, Licensed Products for use outside the Exclusive Licensed Field or the Non-Exclusive Licensed Field. In the event that Perkin-Elmer does inadvertently sell, market, make or have made, Licensed Products for use outside the Exclusive Licensed Field or the Non-Exclusive Licensed Field, Perkin-Elmer will within thirty (30) days of learning of such activity cease such activity. Epoch will not knowingly sell, market, make or have made MGB Intermediate and/or MGB Oligonucleotide to third parties in the Exclusive Licensed Field. In the event that Epoch does inadvertently sell, market, make or have made MGB Intermediate and/or MGB Oligonucleotide to third parties in the Exclusive Licensed Field, Epoch will within thirty (30) days of learning of such activity cease such activity.

3.05 Patent Prosecution. To the extent commercially practicable, Epoch will file and diligently prosecute patent applications with respect to the Licensed Patent in at least the United States, Germany, France, Switzerland, United Kingdom, Sweden, Italy, Japan, Australia and Canada.

            ARTICLE IV. LICENSE FEE; ROYALTIES; PAYMENT FOR KNOW-HOW

4.01 License Fees. Perkin-Elmer will, as a license fee, pay to Epoch, within ten (10) business days after the Effective Date, [*] Dollars [*], [*]% of which will be creditable against future royalties called for under
         Section 4.02. Perkin-Elmer will use credits against future royalties at a rate not to exceed [*] Dollars [*] per License Year. In addition, upon the first commercial sale of a Licensed Product for each of the four uses listed in the definition of "Non-Exclusive Licensed Field," Perkin-Elmer will pay to Epoch, within ten (10) business days of each such first commercial sale, an additional license fee of [*] Dollars [*].



*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.




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4.02     Royalties. Perkin-Elmer will pay to Epoch royalties on the Net Sales of
         Licensed Products sold or otherwise disposed of under the license granted under Sections 3.01 and 3.02 of this Agreement as follows:

         Bare Probes covered by a Valid Claim                            [*]%
         Kits covered by a Valid Claim                                   [*]%
         Bare Probes not covered by a Valid Claim                        [*]%
         Kits not covered by a Valid Claim                               [*]%

         No royalties will be owed under this Section 4.02 (1) for the sale by Perkin-Elmer of any Bare Probes purchased by Perkin-Elmer from Epoch, and (2) for the sale by Perkin-Elmer of any Bare Probes or Kits not covered by a Valid Claim in the event that (i) the Licensed Know-How becomes publicly available, (ii) Perkin-Elmer is placed at a commercial disadvantage as a result of such know-how becoming publicly available, and (iii) such know-how was not made publicly available by Perkin-Elmer.

4.03 Payment for Know-How. Perkin-Elmer will pay to Epoch, as additional consideration for the transfer of and license under Licensed Know-How, within ten (10) business days after the Effective Date, [*] Dollars [*].

4.04 Payment Dates and Statements. Within forty-five (45) days of the end of each calendar quarter in which Net Sales occur, Perkin-Elmer will calculate the royalty amount owed to Epoch under this Section 4 and will remit such amount to Epoch. Such payment will be accompanied by a statement showing the calculation of the amount owed for Licensed Products, including the Net Sales of Licensed Products for that quarter (including the gross invoiced sales and permissible deductions therefrom), and the exchange rate (as determined pursuant to Section 4.06) used to directly convert any royalty amounts into U.S. Dollars.

4.05 Late Payments. Any payment owed to Epoch under this Agreement that is not paid on or before the date such payment is due will bear interest, to the extent permitted by applicable law, at twelve percent (12%) per annum, calculated on the number of days such payment is delinquent.


*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.




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4.06     Currency of Payments. All payments under this Agreement will be made
         U.S. Dollars by wire transfer to such bank account as Epoch may designate from time to time. Any payments due hereunder on Net Sales outside of the United States will be payable in U.S. Dollars at the average of the rate of exchange of the currency of the country in which the Net Sales are made as reported in the New York edition of The Wall Street Journal, for the last three (3) business days of the quarter for which the royalties are payable.

4.07 Other Taxes. Perkin-Elmer will pay all sales, use, transfer or similar taxes, whether foreign, federal (United States), state or local, however designated, that are levied or imposed by reason of the sale or transfer of Licensed Products contemplated hereby, and any penalties, interest and collection or withholding costs associated with any of the foregoing items.

4.08 Records, Review. Perkin-Elmer will keep accurate records of all operations affecting payments hereunder, and will permit Epoch or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three (3) years thereafter, provided that the frequency of such inspections is no more than once per License Year. If the review results in a determination of an underpayment of royalties to Epoch, such underpayment will be promptly remitted to Epoch with interest as provided in Section 4.05. If such inspection determines that Net Sales were more than 105% of the Net Sales reported by Perkin-Elmer for the period under review, Perkin-Elmer will pay all of the reasonable costs of such review.

                                ARTICLE V. SUPPLY

5.01 Purchases. Subject to the terms and conditions of this Agreement, Epoch will sell Purchased Product to Perkin-Elmer, and Perkin-Elmer will purchase such Purchased Product from Epoch. Perkin-Elmer will not purchase any Licensed Product from any third-party.

5.02 Specifications. Purchased Product will meet the product specifications set forth in Exhibit B. The Parties will reasonably agree on any changes to such specifications, and any such changes will be in writing. Any third party manufacturing Purchased Product for Epoch must be licensed under Perkin-Elmer DNA Synthesis and Purification Patents.





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5.03     Price. Epoch will charge Perkin-Elmer and Perkin-Elmer will pay Epoch
         [*] Dollars [*] per Probe Unit of MGB Intermediate and [*] Dollars [*] per Probe Unit of MGB Oligonucleotide. At the end of the second License Year, the Parties will negotiate in good faith to determine a reasonable volume discount schedule with respect to purchases of both MGB Intermediate and MGB Oligonucleotide.

5.04 Transfer of Know-How. Within three (3) months of the Effective Date of this Agreement, Epoch will transfer Licensed Know-How to Perkin-Elmer to the extent necessary for Perkin-Elmer to make full use of such MGB Intermediates for the synthesis of MGB Oligonucleotides. Such Licensed Know-How will include, but not be limited to, that information specified in Exhibit C. To effect such transfer, during a period beginning on the Effective date and ending three (3) months thereafter, Epoch will make available to Perkin-Elmer at least one qualified full-time-equivalent employee. In addition, Epoch will transfer Licensed Know-How relating to the optimal sequence for an MGB Oligonucleotide probe directed against a particular target sequence. All Licensed Know-How is considered Confidential Information and will only be used by Perkin-Elmer in connection with the exploitation of the license rights granted in Article III above. All Licensed Know-How will remain owned by Epoch. To the extent Licensed Know-How comprises software, the license rights granted in Article III include only the right to use and execute such software (in machine-readable object form only, excluding any source code) and Perkin-Elmer agrees not to modify, reverse engineer, reverse assemble, decompile or otherwise attempt to derive source code from such software.

5.05 Purchase Orders. Perkin-Elmer will purchase Purchased Product from Epoch by issuing a written purchase order identifying Purchased Product to be purchased, the quantity, price, shipping instructions, delivery dates, and any other special information. To the extent the terms of any such purchase order differ from or conflict with the terms of this Agreement, the terms of this Agreement will govern. Within thirty (30) days of the date hereof and prior to the end of each calendar month thereafter, Perkin-Elmer will submit a six-month rolling forecast of estimated Purchased Product requirements. The forecast for the first two (2) months will constitute a binding purchase order and the balance of such Perkin-Elmer's forecast will be non-binding.

5.06 Modifications. Perkin-Elmer may modify, defer or cancel a purchase order not later than two (2) months prior to the scheduled shipment of Purchased Product.


*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.






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5.07     Shipment. Shipment will be made freight prepaid, F.O.B. Epoch's facility, to the address set forth on Perkin-Elmer's purchase order. Epoch will invoice Perkin-Elmer on a separate line for all shipping charges ("pre-pay and add"). Title and risk of loss will pass from Epoch to Perkin-Elmer upon delivery to carrier at the F.O.B. point.

5.08 Invoicing; Payment. Epoch will submit an invoice to Perkin-Elmer with each shipment of Purchased Products. Each invoice will be due and payable net forty five (45) days from the date of shipment.

5.09 Inspection, Rejection. Perkin-Elmer will inspect all Purchased Product received for defects and for conformance with the purchase order. Perkin-Elmer may reject any Purchased Product that is defective or that fails to conform to the purchase order. Any such rejection must be made within ten days (10) of receipt of the Purchased Product by Perkin-Elmer. To reject a Purchased Product, Perkin-Elmer will notify Epoch of its rejection and will promptly return the rejected Purchased Product to Epoch. Epoch will immediately replace the Purchased Product with conforming goods.

5.10 Pre-Payments. Concurrent with execution of this Agreement, in addition to the License Fees paid under 4.01, Perkin-Elmer will pay Epoch [*] as a pre-payment towards future purchases of MGB Oligonucleotides and MGB Intermediates. In addition, on or before February 1, 1999, Perkin-Elmer will pay Epoch [*] as an additional pre-payment towards future purchases of MGB Oligonucleotides and MGB Intermediates. Perkin-Elmer will credit purchases of MGB Intermediates and MGB Oligonucleotides against these pre-payments at a rate not to exceed [*] per License Year.

5.11 Security Interest. In order to secure any unused portion of the pre-payments made under Section 5.10 (up to [*]), Epoch will grant to Perkin-Elmer a security interest in the Licensed Patent pursuant to the Security Agreement attached as Exhibit A. Epoch may, at any time, return all or a portion of the unused prepayments. In the event the unused balance of the prepayments is Fifty Thousand Dollars ($50,000) or less, the security interest will terminate.



*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.





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5.12     Annual Minimum Purchase. Perkin-Elmer will, during each License Year, purchase at least [*] worth of MGB Oligonucleotides and/or MGB Intermediates from Epoch. In the event that Perkin-Elmer has not, by the end of such License Year, purchased such minimum amount, it will promptly, within thirty (30) days of the end of such License Year, purchase an amount of MGB Oligonucleotides and/or MGB Intermediates necessary to meet such annual minimum amount. Such additional amounts will not be counted towards the annual minimum amount in the License Year in which they were purchased.

5.13 Covenant Not To Sue. Perkin-Elmer hereby covenants not to sue Epoch under Perkin-Elmer DNA Synthesis and Purification Patents for infringement based upon the manufacture of MGB Oligonucleotides for Perkin-Elmer. This covenant does not extend to the manufacture of MGB Oligonucleotides for any party other than Perkin-Elmer. No other rights are hereby granted or intended to be granted to Epoch either expressly, impliedly or by estoppel under Perkin-Elmer DNA Synthesis and Purification Patents or any other patents not specifically identified in this Agreement.

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

6.01 Product Warranty. Epoch warrants to Perkin-Elmer that, upon delivery of any Purchased Product to Perkin-Elmer, such Purchased Product will be free from defects in material, workmanship, design and title, and will substantially meet the specifications attached hereto as Exhibit B (or any mutually agreed upon replacements).

6.02 Documentation Warranty. Epoch further warrants that the Purchased Product, and all literature, packaging, inserts, accompanying materials, and any other documentation supplied by Epoch in connection with the Purchased Product will not contain any misrepresentation as to the nature or performance of the Purchased Product.

6.03 Remedies. If any Purchased Product fails to meet the foregoing warranties, in addition to satisfying any other remedies Perkin-Elmer may have, Epoch will replace such deficient Purchased Product in the most timely manner possible at its own expense or Epoch will refund to Perkin-Elmer all costs associated with the purchase and shipping of that Purchased Product.


*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.






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6.04     Disclaimer. EXCEPT FOR THE EXPRESS WARRANTY AGAINST DEFECTS IN DESIGN,
         MATERIALS, TITLE AND WORKMANSHIP CONTAINED HEREIN, EPOCH MAKES NO WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EPOCH. Without limitation of the foregoing, Epoch expressly disclaims any liability whatsoever for any damages incurred, directly or indirectly, in connection with the Licensed Products and/or the Purchased Products, including without limitation, loss of profits and special, incidental or consequential damages.

6.05 Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:

         (1) it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

         (2) the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of such Party;

         (3) the execution and delivery of this Agreement and the performance by such Party of any of its obligations under this Agreement do not and will not (a) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to such Party or its properties or, to such Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, and (b) with respect to the execution and delivery of the Agreement, require any consent or approval of any governmental authority or other person;

         (4) each Party will to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise, which would materially interfere with that Party's performance of its obligations under this Agreement; and

         (5) each Party's employees have executed or will execute agreements whereby all right, title and interest in any technology and invention(s) will be assigned to their respective employers.


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                             ARTICLE VII. INDEMNITY

7.01 Indemnification of Epoch. Perkin-Elmer will defend, indemnify and hold Epoch harmless against any judgment, damage, liability, loss, cost or other expense, including legal fees ("Liability"), resulting from any third party claims made or proceedings brought against Epoch to the extent that such Liability arises from Perkin-Elmer's use, marketing , distribution or sale of Licensed Product and/or Purchased Product, except to the extent such claims or proceedings result (1) from Epoch's negligence or willful act or omission in the manufacture, storage, or delivery of Licensed Product and/or Purchased Product, (2) from Epoch's breach of any warranty set forth in Article VI, or (3) infringement of a patent owned or controlled by a third party, only to the extent such infringement arises from the inclusion in the Licensed Product of inventions claimed in a Licensed Patent or the use of the Licensed Know-How.

7.02 Indemnification of Perkin-Elmer. Epoch will defend, indemnify and hold Perkin-Elmer harmless against any Liability resulting from any third party claims made or proceedings brought against Perkin-Elmer to the extent that such Liability arises (1) from Epoch's negligence or willful act or omission in the manufacture, storage, or delivery of Licensed Product and/or Purchased Product or (2) from Epoch's breach of any warranty set forth in Article VI.

7.03 Indemnification Procedures. This agreement of indemnity is conditioned upon the indemnified Party's obligation to: (1) advise the indemnifying Party of any claim or lawsuit, in writing, within ten (10) days after the indemnified Party has received notice of said claim or lawsuit, or, within such a time frame as not to materially prejudice the rights of the indemnifying Party, and (2) assist the indemnifying Party and its representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided. This agreement of indemnity will not be valid as to any settlement of a claim or lawsuit or offer of settlement or compromise without the prior written approval of the indemnifying Party.

                       ARTICLE VIII. TERM AND TERMINATION

8.01 Term. Unless terminated earlier as provided herein, this Agreement will commence on the Effective Date and will remain in full force until the expiration of the last to expire Licensed Patent.

8.02     Termination.  This Agreement may be terminated as follows:

         (1) by mutual written agreement of the Parties, effective as of the time specified in such written agreement; or

         (2) by either Party, (a) in the event the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of creditors, or (b) upon any material breach of this Agreement by the other Party, provided that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the Party receiving such notice must have failed to cure such alleged breach within sixty (60) days after receipt of such notice.

         (3) Perkin-Elmer may terminate this Agreement at any time upon sixty (60) days advance written notice to Epoch. In the event that Perkin-Elmer terminates the Agreement pursuant to this
                  Section 8.02(3), Perkin-Elmer (1) will release its security interest in the Licensed Patent granted in Section 5.11 and Exhibit A, (2) will forfeit any unused portion of the pre-payments paid to Epoch under Section 5.10, (3) will pay for any orders placed under Article V prior to termination, and (4) return all tangible embodiments of the Licensed Know-How to Epoch.

8.03 Survival. Upon any termination of this Agreement, neither Party will be relieved of any obligations incurred prior to such termination. Notwithstanding any termination of this Agreement, the obligations of the Parties under Articles IV, VI, VII, VIII, and X, as well as under any licenses which are maintained in effect and any other provisions which by their nature are intended to survive any such termination, will survive and continue to be enforceable.

                       ARTICLE IX. INFRINGEMENT LITIGATION

9.01 Notification. Each Party will notify the other Party in writing of any suspected infringement(s) of Licensed Patents in the Exclusive Licensed Field or the Non-Exclusive Licensed Field and will inform the other Party of any evidence of such infringement(s).

9.02 Infringement in Exclusive Licensed Field. Perkin-Elmer will have the first right to institute suit for infringement(s) in the Exclusive Licensed Field. Epoch agrees to join as a party plaintiff in any such lawsuit initiated by Perkin-Elmer, if requested by Perkin-Elmer, with all costs, attorneys' fees, and expenses to be paid by Perkin-Elmer. However, if Perkin-Elmer does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Epoch of Epoch's desire to bring suit for infringement in its own name and on its own behalf, then Epoch may, at its own expense, bring suit or take any other appropriate action.

9.03 Infringement Outside Exclusive Licensed Field. Epoch will have the sole right, but not the obligation, to institute suit for infringement and to recover damages outside of the Exclusive Licensed Field.

9.04 Recovery. Perkin-Elmer will be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Section 9.02. Epoch will be entitled to recovery of damages resulting from any lawsuit brought by Epoch pursuant to Section 9.03.

9.05 Settlement. Neither Party may settle with an infringer without the prior written approval of the other Party if such settlement would affect the rights of the other Party under the Licensed Patents.

                          ARTICLE X. GENERAL PROVISIONS

10.01 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected will, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party will use its reasonable best efforts to avoid or remove such causes of non-performance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

10.02 Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California.

10.03 Informal Dispute Resolution. In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this Agreement (a "Dispute") without resorting to litigation, each party will notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice will set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party will promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty (30) days after such notification, the matter will be submitted to Epoch's Chief Executive Officer and Perkin-Elmer's President of the PE Biosystems Division for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they will agree upon in writing), each party will have the right to take such action as it deems appropriate. The statute of limitations of the State of California applicable to the commencement of a lawsuit will be tolled as of initial written notification of a dispute to the other party as set forth above for sixty (60) days (or such longer time as the parties agree in writing) if all interim deadlines have been complied with by the notifying party.

10.04 Attorneys' Fees. Except as otherwise provided herein, each party will bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, subject to Section 10.03, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

10.05 Separability. In the event any portion of this Agreement will be held illegal, void or ineffective, the remaining portions hereof will be interpreted to maintain the intent of the Parties. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law.

10.06 Entire Agreement. This Agreement constitutes the sole agreement between the Parties relating to the subject matter hereof and supersede all previous writings and understandings. Confidential disclosures made pursuant to previously executed Confidentiality Agreements between Epoch and Perkin-Elmer will remain subject to the terms of those Confidentiality Agreements. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

10.07 Assignment. This Agreement and the licenses herein granted will be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither Party will have the power to assign this Agreement nor any interest hereunder without the written consent of the other, such consent not to be unreasonably withheld, provided, however, that Perkin-Elmer or Epoch may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates, without obtaining the consent of the other Party, subject to the other Party assuming all liabilities and obligations under the Agreement.

10.08 Bankruptcy. All rights and licenses granted under this Agreement by Epoch to Perkin-Elmer will be considered for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The parties agree that Perkin-Elmer, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that Epoch seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, Perkin-Elmer hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by the law.

10.09 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement.

10.10 Notices. Any notice required or permitted under this Agreement will be sent by air mail, postage pre-paid, to the following addresses of the
         Parties:

         If to Epoch:                                If to Perkin-Elmer:
         Epoch Pharmaceuticals, Inc.                 The Perkin-Elmer Corp.
         12277 134th Court NE                        PE Biosystems Division
         Suite 100                                   850 Lincoln Centre Drive
         Redmond, WA 98052                           Foster City, CA 94404
         Attn.: President                            Attn.: Legal Department

IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

EPOCH PHARMACEUTICALS, INC.                    THE PERKIN-ELMER CORPORATION,
                                               THROUGH ITS PE BIOSYSTEMS
                                               DIVISION

By:   /s/ Sanford S. Zweifach                  By:  /s/
      --------------------------------              ----------------------------

Name:                                          Name:
      Sanford S. Zweifach
      --------------------------------              ----------------------------

Title:                                         Title:
                President
      --------------------------------              ----------------------------

Date:                                          Date:
         January 11, 1999                                January 11, 1999
      --------------------------------              ----------------------------

                                    EXHIBIT A
                                    ---------

                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT (the "Security Agreement") is made and entered into this 11th day of January, 1999 by and between EPOCH PHARMACEUTICALS, INC., a Delaware corporation (the "Debtor"), and THE PERKIN-ELMER CORPORATION, a New York corporation (the "Secured Party").

                                 R E C I T A L S

         1. Pursuant to that certain License and Supply Agreement by and between the Company and the Secured Party of even date herewith (the "License and Supply Agreement"), Debtor will receive [*] from Secured Party as pre-payment for certain goods (the "Pre-Payment").

         2. As an inducement to Secured Party to provided the Pre-Payment, Debtor has agreed to grant a security interest as set forth herein.

                                A G R E E M E N T

         1. Security Interest. Pursuant to the Uniform Commercial Code, Debtor hereby grants to Secured Party a security interest in the property of Debtor (the "Collateral") described at Paragraph 2 below to secure the Pre-Payment, as described at Paragraph 3 below.

         2. Collateral. The Collateral of Debtor is described as follows: US Patent No. 5,801,155 titled Covalently Linked Oligonucleotide Minor Groove Binder Conjugates, issued September 1, 1998 (the "Licensed Patent"), including any Related Patent. "Related Patent" means any patent or patent application owned, held, or otherwise controlled, in whole or in part by Epoch that (1) discloses and/or claims substantially the same subject matter as a Licensed Patent, (2) discloses and/or claims improvements to inventions disclosed or claimed in a Licensed Patent and requires rights under the Licensed Patent to exploit such improvements, (3) claims priority to, a Licensed Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, (4) is a parent of U.S. Patent No. 5,801,155, and/or (5) any foreign equivalents of a Licensed Patent or any patent or patent application in (1), (2), (3) or (4) above.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

         3. Obligations Secured. The obligations ("Obligations") secured by this Security Agreement will be any repayment of any unused portion of the Pre-Payment corresponding to goods not received by Secured Party in accordance with the terms of the License and Supply Agreement, in excess of Fifty Thousand Dollars ($50,000).

         4. Collateral Encumbrances; Covenants of Debtor.

                  (a) Debtor owns the Collateral free and clear of any lien except for the lien created by this Security Agreement, and no effective financing statement or other instrument similar in effect, which covers all or any part of the Collateral, exists or is on file in any recording office.

                  (b) As to the Collateral, Debtor covenants with Secured Party as follows:

                            (i) Except as otherwise created by this Security
Agreement, Debtor will keep the Collateral free of all levies, liens, encumbrances and other security interests of any nature whatsoever.

                            (ii) Debtor will comply with all laws, statutes and
regulations pertaining to the Collateral.

                            (iii) Debtor will pay when due all taxes, licenses,
charges and other impositions on or for the Collateral.

                            (iv) Debtor, at its own expense, (1) will execute,
file and record such assignments, statements, notices and agreements including without limitation Form UCC-1, if applicable, and assignments, statements, notices and agreements to be filed with government patent offices, and (2) take such action and obtain such certificates and documents, in accordance with all applicable laws, statutes, and regulations (whether state, federal or local), as necessary to perfect, evidence and continue Secured Party's security interest in the Collateral, including, without limitation, assignments for security in the U.S. Patent and Trademark Office and corresponding foreign patent offices. This subparagraph (iv) is subject to specific performance and injunctive relief for the benefit of Secured Party in the event of a failure by Debtor to duly comply with a reasonable request for such compliance.

                            (v) Debtor will deliver to Collateral Agent all
instruments and other items of Collateral for which possession is required for perfection.

                            (vi) Except as otherwise created by this Security
Agreement, Debtor will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any lien or encumbrance on the Collateral and will defend the right, title and interest of Secured Party in and to the Collateral and in and to the proceeds thereof against the claims and demands of all persons whomsoever.

         5. Default. In the event of any termination of the License and Supply Agreement (other than a termination by Debtor under Section 8.02(2)(b) thereof due to a breach thereof by Secured Party), Debtor will within fifteen (15) days of such termination reimburse Secured Party the difference between the then unused portion of the Pre-Payment and Fifty Thousand Dollars ($50,000). Upon such reimbursement, Secured Party will release its security interest in the Collateral. In the event Debtor does not so reimburse Secured Party, Secured Party may declare an event of default.

         6. Remedies. Upon the occurrence of an event of default pursuant to
Section 5 hereof, the Secured Party may exercise any rights or remedies that it may have as a secured party under applicable law.

         7. Termination.

                  (a) This Security Agreement and the security interest granted to Secured Party by Debtor hereunder will terminate at such time as the unused portion of the Pre-Payment corresponding to goods not received by Secured Party in accordance with the terms of the License and Supply Agreement is Fifty Thousand Dollars ($50,000) or less.

                  (b) If applicable, and promptly upon termination of this Security Agreement, the Secured Party agrees to execute and file with the Washington Secretary of State a termination statement on Form UCC-2 and a collateral assignment for filing in the Patent and Trademark Office terminating Secured Party's security interest in the Collateral at the expense of the Debtor. This subparagraph (b) is subject to specific performance and injunctive relief for the benefit of Debtor in the event of a failure by the Secured Party to duly comply with a reasonable request for such compliance.

         8. Cumulative Rights. The rights, powers and remedies of Secured Party under this Security Agreement will be in addition to all rights, powers and remedies given to Secured Party by virtue of any statute or rule of law, or any other agreement between Debtor and Secured Party or otherwise, all of which rights, powers and remedies will be cumulative and may be exercised successively or concurrently without impairing Secured Party's security interest in the Collateral.

         9. Waiver. Any forbearance or failure or delay by Secured Party in exercising any right, power or remedy will not preclude the further exercise thereof, and every right, power or remedy of Secured Party will continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Secured

Party. Debtor waives any right to require Secured Party to proceed against any person or to exhaust any of the Collateral or to pursue any remedy in Secured Party's power.

         10. Binding Upon Successors. All rights of Secured Party under this Security Agreement will inure to the benefit of their successors and assigns, and all obligations of Debtor will bind its successors and assigns.

         11. Entire Agreement; Severability. This Security Agreement, along with the associated License and Supply Agreement, contains the entire agreement between Secured Party, and Debtor with respect to the subject matter hereof. If any of the provisions of this Security Agreement will be held invalid or unenforceable, this Security Agreement will be construed as if not containing those provisions and the rights and obligations of the parties hereto will be construed and enforced accordingly.

         12. Choice of Law. This Security Agreement will be construed in accordance with and governed by the internal laws of the State of Washington, and where applicable and except as otherwise defined herein, terms used herein will have the meanings given them in the Washington Uniform Commercial Code.

         13. Place of Business; Trade Name; Collateral Location; Records. Debtor represents that its chief place of business is 12277 134th Court, NE, #110, Redmond, WA 98052 and that Epoch Pharmaceuticals, Inc., is the only trade name or style used by Debtor and that Debtor's records concerning the Collateral are kept at 12277 134th Court, NE, #110, Redmond, WA 98052.

         14. Notice. Any written notice, consent or other communication provided for in this Security Agreement will be deemed given if delivered by hand, by courier against receipt, by certified or registered mail, return receipt requested, or by overnight delivery service providing evidence of receipt, at the following addresses, or to such other address with respect to any party as such party will notify the other in writing:

         Secured Party:   The Perkin-Elmer Corp.
                          PE Biosystems Division
                          850 Lincoln Centre Drive
                          Foster City, CA 94404
                          Attn.: Legal Department

         Debtor:          Epoch Pharmaceuticals, Inc.
                          12277 134th Court NE
                          Suite 100
                          Redmond, WA 98052
                          Attn.: President

         15. Attorneys' Fees. In the event of any controversy, claim or dispute between or among the Debtor and the Secured Party arising out of or relating to this Security Agreement, or the breach hereof, the prevailing party will be entitled to recover from the losing party reasonable attorneys' fees, expenses and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


DEBTOR:                                           SECURED PARTY:

EPOCH PHARMACEUTICALS, INC.                       THE PERKIN-ELMER CORPORATION,
                                                  THROUGH ITS PE BIOSYSTEMS
                                                  DIVISION

By:   /s/ Sanford S. Zweifach                  By:  /s/
      --------------------------------              ----------------------------

Name:                                          Name:
      Sanford S. Zweifach
      --------------------------------              ----------------------------

Title:                                         Title:
                President
      --------------------------------              ----------------------------

Date:                                          Date:
         January 11, 1999                                January 11, 1999
      --------------------------------              ----------------------------

                                    EXHIBIT B
                                    ---------

                      SPECIFICATIONS FOR PURCHASED PRODUCT


I.       HPLC ASSAY OF MGB OLIGONUCLEOTIDE

1.       Equipment

         a.       Perkin-Elmer UV/Vis Detector or equivalent

         b.       [*] Ion Exchange Column [*]

         c. [*] Rheodyne sample loop (Alltech Associates Inc. or equivalent)

2.       Reagents

A.       [*] or equivalent

b.       Water, Milli-Q or HPLC grade

c.       Standard Buffer Salt is pH [*] Fisher P/N [*] or equivalent

D.       [*] Filtration Membrane, [*] (Alltech Associates Inc. or equivalent)

3.       [*]

4.       [*]

5.       [*]

II.      PURITY OF MGB OLIGONUCLEOTIDE

         The purity of a MGB Oligonucleotide will be determined based on an area percent of a product peak based on the above-described HPLC Method. A Purified MGB Oligonucleotide will have a purity of at least [*]. However, the value of the required purity of a MGB Oligonucleotide may be amended pursuant to Section 10.06 of the Agreement.

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

III.     YIELD OF MGB OLIGONUCLEOTIDE

         The yield of a MGB Oligonucleotide will be determined based on a relative area of a product peak as compared to an appropriate internal standard based on the above-described HPLC Method, where the HPLC analysis is performed immediately following synthesis of the MGB Oligonucleotide. A Purified MGB Oligonucleotide will have a yield of at least [*].

IV.      IDENTITY OF MGB INTERMEDIATE

         The parties will define a mutually acceptable assay for confirming the identity of MGB Intermediate supplied to Perkin-Elmer by Epoch.



























*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                                    EXHIBIT C
                                    ---------

                                LICENSED KNOW-HOW

The Licensed Know-How transferred from Epoch to Perkin-Elmer will include at least the following information.

1. Chemical structures of all reagents and probes provided to Perkin-Elmer by Epoch to the extent necessary for Perkin-Elmer to make full use of such reagents and probes for the synthesis and/or use of MGB Intermediates and MGB Oligonucleotides.

2. Details of Epoch's manufacturing and QC methods to extent necessary for Perkin-Elmer to manufacture MGB Oligonucleotides in conformance with the specifications set forth in Exhibit B, including at least the following:

         a) detailed description of all DNA synthesis, purification, formulation and analytical instrumentation, including vendors;

         b)       detailed DNA synthesis cycles;

         c)       cleavage conditions;

         d)       deprotection conditions;

         e)       purification methods, including HPLC, OPC and other protocols;

         f)       analytical methods, including HPLC and other protocols;

         g)       formulation and quantitation methods;

         h)       [*];

         i)       [*];

         j) stability data of MGB reagents in DNA synthesis reagents and under cleavage/deprotection conditions;

         k)       long term stability data of MGB probes;

*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

         l) data correlating analytical specs (HPLC, etc.) to performance of probes in relevant applications;

         m)       method used for validating probe manufacturing process;

         n)       method used for monitoring probe manufacturing process; and

         o)       extinction coefficients (at [*] nm) for MGB reagents.































*    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.



                                      C-2